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Exhibit 10.1

Agreement

        This Agreement is made as of the nineteenth day of September, 2002, between Qwest Corporation, including its controlled affiliates (collectively, "QC") and McLeodUSA Telecommunications Services, Inc., including McLeodUSA Incorporated and its controlled affiliates listed on Schedule I attached hereto (collectively "McLeod").

R E C I T A L S

        A.    US WEST Communications, Inc., predecessor to QC, and McLeod entered into certain Interconnection Agreements in 14 states (collectively "IA"), and QC has succeeded to all rights and obligations of US WEST Communications, Inc. under the IA. The IA was subsequently amended on several occasions, including on October 26, 2000, ("10/00 IA Amendment"), and the 10/00 IA Amendment was approved in all 14 states.

        B.    QC and McLeod provide and bill each other for services pursuant to the IA, as amended, state and federal tariffs and price guides pursuant to rules promulgated by state regulatory agencies and the Federal Communications Commission, respectively.

        C.    Certain disputes have arisen since January 1, 2002, in connection with billings from QC to McLeod, and from McLeod to QC, under the IA, as amended, and federal and state tariffs (collectively "Billing Disputes").

        D.    Certain disputes have arisen since October 31, 2001, between QC and its affiliates and McLeodUSA Telecom Development, Inc., McLeodUSA Community Telephone, Inc. and Dakota Community Telephone, Inc. in connection with operational matters which are the subject of complaints pending with state regulatory agencies in Minnesota and South Dakota (the "DTG Operational Disputes").

        E.    On December 31, 2001, QC and McLeod entered into that certain Confidential Billing Settlement Agreement ("SA").

        F.    Qwest states that a total of Twenty-Nine Million Two Hundred Fifty-Eight Thousand Seven Hundred Fifty Three and No/100 ($29,258,753.00) Dollars is past due and owing by McLeod to QC to and including August 4, 2002 ("McLeod Amount").

        G.    On or about April 22, 1997, US WEST Communications, Inc. and McLeod entered into that certain Agreement regarding the SMDR function of Centrex Plus service ("SMDR Agreement"), and QC is the successor to all rights and obligations of US WEST Communications, Inc. under the SMDR Agreement.

        H.    Disputes have arisen between QC and McLeod under the SMDR Agreement.

        I.    QC and McLeod desire to settle disputes and claims that exist between them, including without limitation, claims and disputes arising under or with respect to the IA, as amended, the Billing Disputes and the SMDR Agreement, as set forth herein.

A G R E E M E N T S    A N D    C O V E N A N T S

        1.    Within five (5) business days of the execution of this Agreement, McLeod shall pay to QC by wire transfer the sum of Twenty-Four Million Three Hundred Ninety-Seven Thousand, One Hundred Eighty-Four and No/100 ($24,397,184.00), which represents the McLeod Amount, minus certain unresolved disputes of $2,426,569, and minus resolved disputes of $2,435,000.

        2.    QC and McLeod agree that upon execution of this Agreement, the SMDR Agreement shall terminate effective June 30, 2002 and be of no further force and effect, and all rights and obligations of QC and McLeod, and each of them, under the SMDR Agreement are terminated.

        3.    The SA shall remain in full force and effect except that, notwithstanding the SA, McLeod shall be permitted to raise, and the SA shall not affect the resolution of, any McLeod Excluded Claims, as defined and limited in Section 7 below (even if such claims were released under the SA).

        4.    QC and McLeod shall immediately take all commercially reasonable steps necessary to amend the 10/00 IA Amendment, pursuant to the document attached hereto as Exhibit A, as follows: (i) substitute for the prices set forth on Attachment 3.2 of the 10/00 IA Amendment, to become effective on September 20, 2002, the new platform recurring prices set forth on Exhibit A hereto; and (ii) amend Section 1.11 of the 10/00 IA Amendment to include the following specific language:

  In accordance with Section 1.10, Qwest hereby gives advance written notice of the termination of this Amendment, effective December 31, 2003. The parties agree to meet to discuss McLeodUSA's (as defined in this Agreement, as amended) conversion plans no later than July 1, 2003.

  In the event that McLeodUSA does not, by December 31, 2003, convert some or all of its services, as described in this Section 1.11, the prices set forth in Attachment 3.2 of the Interconnection Agreement Amendment Terms, dated October 26, 2000, ("Prior Amendment") and not the prices set forth on Attachment 3.2 hereto, shall apply to all such services that McLeodUSA has failed to so convert. Nothing contained herein shall be construed as agreement or assent on the part of Qwest to provide to McLeodUSA, or any other party, subsequent to December 31, 2003, the services known as "UNE-M" described in and made available pursuant to the Prior Amendment; provided, such services shall continue to be provided to McLeodUSA during a commercially reasonable conversion period.

        Apart from the foregoing, all other terms and conditions of the IA, as amended, including without limitation, the term thereof, shall remain unchanged and in full force and effect

        5.    QC and McLeod will cooperate and use all commercially reasonable efforts to file no later than September 20, 2002, and obtain approvals from all appropriate state regulatory agencies pursuant to Section 252 of the Act the IA amendment described in Section 4, above. In this regard, QC and McLeod each agrees that it will promptly respond to any requests by any state regulatory agency in connection with the requested approval of the IA, as amended, described in Section 4 of this Agreement or any filing by any party opposing such requested approval.

        6.    In consideration of the payments, covenants, agreements and commitments contained herein, QC releases, acquits, holds harmless and forever discharges McLeod, its officers, directors, employees, agents, attorneys, successors, assigns, parents, subsidiaries, affiliates, shareholders, partners, insurance companies and bonding companies and each of their directors, officers, agents, attorneys, employees and representatives (collectively "McLeod Released Parties") from any and all claims, demands, damages, disputes, actions, causes of action, suits, debts, duties, losses, and obligations of any kind or nature whatsoever, known or unknown, which it has, had or may have that accrued prior to and including June 30, 2002 ("Cut-Off Date") (collectively "QC Claims") against the McLeod Released Parties, or any of them, including without limitation, QC Claims arising by reason of, related to or under: (i) the IA, as amended; (ii) the Billing Disputes; (iii) the SA; (iv) the portion of the McLeod Amount due prior to July 1, 2002; (v) the SMDR Agreement; (vi) the services provided to or obtained from McLeod and payments made to McLeod; (vii) federal and state antitrust laws; (viii) federal and state statutes and administrative rules and regulations; (ix) the Communications Act of 1934, as amended; (x) all interconnection contracts and agreements between QC and McLeod; and (xi) federal and state tariffs; provided, however, the foregoing general release specifically excludes the following:

(A) the McLeod Excluded Claims, as defined and limited in Section 7 below, and (B) the DTG Operational Disputes.

        7.    In consideration of the payments, covenants, agreements and commitments contained herein, McLeodUSA Telecommunications Services, Inc., on behalf of itself and the entities listed on Schedule I hereto releases, acquits, holds harmless and forever discharges QC its officers, directors, employees, agents, attorneys, successors, assigns, parents, subsidiaries, affiliates, shareholders, partners, insurance companies and bonding companies and each of their directors, officers, agents, attorneys, employees and representatives other than Qwest Communications Corporation and its controlled affiliates (collectively "QC Released Parties") from any and all claims, demands, damages, disputes, actions, causes of action, suits, debts, duties, losses and obligations of any kind or nature whatsoever, known or unknown, which any of them has, had or may have that accrued prior to and including the Cut-Off Date (collectively "McLeod Claims") against the QC Released Parties, or any of them, including without limitation, McLeod Claims arising by reason of, related to or under: (i) the IA, as amended; (ii) the Billing Disputes; (iii) the SA; (iv) the portion of the McLeod Amount due prior to July 1, 2002; (v) the SMDR Agreement; (vi) the services provided to or obtained from QC and payments received from QC; (vii) federal and state antitrust laws; (viii) federal and state statutes and administrative rules and regulations; (ix) the Communications Act of 1934, as amended; (x) all interconnection contracts and agreements between QC and McLeod; and (xi) federal and state tariffs; provided, however, the foregoing general release specifically excludes the following: (A) the McLeod Excluded Claims, as defined and limited below, and (B) the DTG Operational Disputes.

        The "McLeod Excluded Claims" means McLeod Claims that (a) arise by reason of, related to, or under amounts billed by QC to McLeod (but not including any amounts related to service quality performance) between January 1, 2001 and June 30, 2002, (b) arise in the normal course of business consistent with past dealings between McLeod on the one hand and QC or its predecessor on the other hand (the "Ordinary Course"), (c) are set forth in one or more formal written dispute letters (the "Dispute Letters") submitted to QC or its affiliates after the date hereof and no later than December 15, 2002, (d) shall not exceed Three Million Two Hundred Fifty Thousand and No/100 ($3,250,000.00) Dollars in the aggregate with respect to the amount claimed by McLeod in the Dispute Letters and notwithstanding the amount, if any, ultimately recovered from QC and its affiliates, and (e) shall not exceed Two Million Five Hundred Thousand and No/100 ($2,500,000.00) Dollars in the aggregate with respect to the amount, if any, ultimately recovered from QC and its affiliates. McLeod shall be entitled to withdraw or modify McLeod Claims that it has made prior to the date hereof and the definitive statement of McLeod Excluded Claims shall be as set forth in the Dispute Letters, without regard to prior communications between the parties regarding such claims. The parties agree that the McLeod Excluded Claims will be resolved through the normal course dispute resolution process, consistent with the Ordinary Course.

        8.    The terms, conditions and provisions of this Agreement shall inure to the benefit of, and are binding upon, the respective successors and subsidiaries of QC and McLeod, and each of them.

        9.    QC and McLeod each represents and warrants, and with respect to subsection (g) below McLeod represents and warrants, that:

          (a)  It has full authority and the present ability to perform all of its obligations under this Agreement;

          (b)  It has obtained all consents, approvals and authorizations required or necessary in order for it to perform all of its obligations under this Agreement;

          (c)  It has all requisite corporate and other legal power and authority to enter into and perform its obligations under this Agreement;

          (d)  It will comply with all applicable laws, rules, regulations and orders of all governmental agencies, bodies and other organizations in performing its obligations under this Agreement;

          (e)  Other than regulatory approvals and consents previously obtained, no consents, approvals, authorizations or notices from any third parties are required in connection with or for: (i) the performance of its obligations under this Agreement; (ii) the validity and enforceability of this Agreement; (iii) its execution, delivery and performance of its obligations under this Agreement.

          (f)    It has not assigned, sold or transferred its right, power or authority to execute and grant the releases and enter into the covenants and agreements contained herein.

          (g)  Schedule I lists McLeodUSA Incorporated and all of its controlled affiliates.

        10.  This Agreement constitutes the full, entire and complete understanding and agreement between QC and McLeod and supersedes any prior understandings, agreements or representations, if any, whether written, oral or otherwise, that relate in any manner whatsoever to the subjects of this Agreement.

        11.  No term or condition of this Agreement, including without limitation the terms and conditions of this paragraph, may be amended, modified or supplemented, and no waivers or consents to departures from any of the terms and conditions of this Agreement shall be effective or of any force or effect other than as shall be set forth in and pursuant to a written instrument signed by both QC and McLeod, as applicable. No waiver by either party of any default, misrepresentation or breach of any term or condition of this Agreement, whether intentional or otherwise, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of any term or condition of this Agreement or in any manner affect any rights arising by reason of any such prior or subsequent default, misrepresentation or breach.

        12.  This Agreement shall be interpreted and construed in accordance with the laws of the state of New York. This Agreement has been jointly drafted by QC and McLeod and shall not be interpreted in favor of or against either QC or McLeod.

        13.  QC and McLeod have each sought and obtained advice of counsel in negotiating and entering into this Agreement.

        14.  Any claim, controversy or dispute arising by reason of or under this Agreement, including its enforceability, formation or existence, shall be resolved by means of private, confidential arbitration before a single arbitrator conducted in Denver, Colorado, if initiated by McLeod and in Cedar Rapids, Iowa, if initiated by QC, under the then-current Commercial Arbitration rules of the American Arbitration Association. The arbitrator shall be an attorney engaged in the practice of law and knowledgeable about telecommunications law and services. The arbitrator shall not have the authority to award punitive or exemplary damages. The arbitrator's decision shall be final and binding and may be entered in and judgment enforced by any court having jurisdiction. The parties shall each bear their own costs and attorneys' fees, but shall share equally the fees and expenses of the arbitrator

        15.  Any notice to QC or McLeod required or permitted under this Agreement shall be in writing and shall be personally served, delivered by Certified US Mail, or by a courier service. Upon prior agreement of QC's and McLeod's designated recipients listed below, such notice may also be provided by facsimile. Any notice shall be delivered using one of the aforementioned means and shall be directed as indicated below:

If to QC:	Qwest Corporation Attention: Legal Department 1801 California Street, Suite 5100 Denver, Colorado 80202 Tel: 303/672-2700 Fax: 303/295-7046
If to McLeod:	McLeodUSA Telecommunications Services, Inc. Law Group McLeodUSA Technology Park 6400 C Street SW P.O. Box 3177 Cedar Rapids, Iowa 52406-3177 Tel: 319/790-7775 Fax: 319/790-7901

        16.  QC and McLeod acknowledge and agree that they have legitimate disputes regarding the subject matter of this Agreement and that the resolutions of these disputes embodied in this Agreement represent compromises of the positions of each of them. Accordingly, QC and McLeod deny any wrongdoing or liability that each alleges against the other and expressly acknowledge and agree that the resolutions contained in this Agreement may not and cannot be used against the other in any manner whatsoever in any forum, other than in respect of a breach of this Agreement. Further, QC and McLeod acknowledge and agree that this Agreement does not constitute an admission by either of them of the truth, accuracy or merit of any fact, asserted principle of law, any matter, claim or cause of action alleged or asserted in any judicial, regulatory or other forum, whether past, present or future, relating to the subject matter of this Agreement. This Agreement does not constitute an admission with respect to the appropriateness or legality of any charges, billed or unbilled, whether paid or unpaid, nor does it constitute an ongoing term or condition of any interconnection agreement or otherwise. Nothing contained herein shall be construed or interpreted to preclude representatives of QC or McLeod from responding to legal process in connection with the subject matter of this Agreement; provided, that any such responding party shall provide prompt notice of any such response to the other party.

        17.  Either party may, in its discretion and upon notice to the other party, may provide a copy of this agreement to any state public utility commission or the Federal Communications Commission.

        18.  This Agreement may be executed by facsimile and in multiple counterparts, each of which shall be deemed an original, but all of which shall be deemed one and the same document.

        IN WITNESS THEREOF, QC AND McLeod have caused this Agreement to be duly executed and delivered as of the date first set forth above.

Qwest Corporation, the successor to US WEST Communications, Inc.
By:	/s/ RICHARD C. NOTEBAERT
Name:	Richard C. Notebaert
Title:	Chairman and CEO
McLeodUSA Telecommunications Services, Inc.
By:	/s/ STEPHEN C. GRAY
Name:	Stephen C. Gray
Title:	President

Schedule I

        McLeodUSA Incorporated

        McLeodUSA Holdings,

        McLeodUSA Telecommunications Services, Inc.

        McLeodUSA Market Response, Inc.

        Consolidated Market Response, Inc.

        McLeodUSA Network Services, Inc.

        McLeodUSA Purchasing, L.L.C.

        McLeodUSA Integrated Business Systems, Inc.

        McLeodUSA Public Services, Inc.

        McLeodUSA Information Services, Inc.

        Illinois Consolidated Telephone Company

        Midwest Cellular Associates

        CapRock Communications Corp.

        CapRock Telecommunications Corp.

        CapRock Fiber Network, Ltd.

        CapRock Telecommunications Leasing Corp.

        CapRock Design Services, L.P.

        CapRock Network Services, L.P.

        Intelispan, Inc.

        Devise Associates, Inc.

        McLeodUSA Telecom Development, Inc.

        McLeodUSA Community Telephone, Inc.

        Dakota Community Telephone, Inc.

INTERCONNECTION AGREEMENT AMENDMENT

        McLeodUSA Telecommunications Services, Inc. ("McLeod") and Qwest Corporation ("Qwest") (collectively, the "Parties") are signatories to an Interconnection Agreement in the State                        [insert state]. That Interconnection Agreement has been amended by the Parties from time to time, including an Amendment approved on or about                        [insert date of approval]. The Parties agree to amend that Amendment as follows:

        In the body of the amendment, add the following at the end of Section 1.11:

          "In accordance with Section 1.10, Qwest hereby gives advance written notice of the termination of this Amendment, effective December 31, 2003. The parties agree to meet to discuss McLeodUSA's (as defined in this Agreement, as amended) conversion plans no later than July 1, 2003.

          In the event that McLeodUSA does not, by December 31, 2003, convert some or all of its services, as described in this Section 1.11, the prices set forth in Attachment 3.2 of the Interconnection Agreement Amendment Terms, dated October 26, 2000, ("Prior Amendment") and not the prices set forth on Attachment 3.2 hereto, shall apply to all such services that McLeodUSA has failed to so convert. Nothing contained herein shall be construed as agreement or assent on the part of Qwest to provide to McLeodUSA, or any other party, subsequent to December 31, 2003, the services known as "UNE-M" described in and made available pursuant to the Prior Amendment; provided, such services shall continue to be provided to McLeodUSA during a commercially reasonable conversion period."

        In Attachment 3.2, under the heading "Prices for Offering", replace the "Platform recurring" rates column with the following:

        Platform recurring rates,
effective on September 20, 2002 and ending December 31, 2003:

AZ	20.61
CO	27.05
IA	22.47
ID	26.25
MN	24.50
MT	31.85
ND	22.54
NE	22.06
NM	26.86
OR	26.90
SD	28.45
UT	21.86
WA	21.16
WY	32.29

        Apart from the foregoing, all other terms and conditions of the IA, as amended, including without limitation, the term thereof, shall remain unchanged and in full force and effect.

McLeodUSA Telecommunications Services, Inc.	Qwest Corporation
/s/ DAVID R. CONN Authorized Signature	/s/ RICHARD C. NOTEBAERT Authorized Signature
David R. Conn Name Printed/Typed	Richard C. Notebaert Name Printed/Typed
Vice President Title	Chairman & CEO Title
September 19, 2002 Date	September 19, 2002 Date

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  Exhibit 10.1